Exhibit 99.1

FOR IMMEDIATE RELEASE	For Additional Information

Contact: Peter J. O’Hanlon

or Jon M. Donnell

(614) 761-6000

Dominion Homes Reports Record Quarterly Sales, Closings and Backlog

DUBLIN, Ohio—July 9, 2003—Dominion Homes, Inc. (NASDAQ: DHOM) reported that home sales for the three months ended June 30, 2003 increased 45% to a record 904 homes compared to 625 home sales for the three months ended June 30, 2002. The sales value of the homes sold in the second quarter of 2003 increased 43% to $161.0 million compared to $112.2 million for the second quarter of 2002. The number of homes closed during the three months ended June 30, 2003 increased 9% to a record 764 homes from 702 homes for the same period a year ago.

“This has been an outstanding quarter, as well as an excellent first half of 2003, for Dominion Homes,” said Doug Borror, Chairman and CEO. “We are extremely pleased that we continue to produce record sales and deliver a record number of homes in spite of the harsh winter we recently experienced.”

The Company had a record backlog of 1,452 contracts, with a sales value of $269.5 million, at June 30, 2003, compared to 1,154 contracts, with a sales value of $223.7 million, in backlog at June 30, 2002.

The Company will announce its second quarter 2003 financial results on July 25, 2003 and will host a conference call on the same day at 11:00 a.m. Eastern Time. Interested parties may listen by accessing the Company’s website at www.dominionhomes.com.

Dominion Homes offers three distinct series of homes, which are differentiated by size, price, standard features and available options. The Company’s “Best of Everything” philosophy focuses on providing its customers with unsurpassed products, quality, and customer service. There are currently over 50 Dominion Homes locations in Central Ohio and Louisville, Kentucky. Additional information about the Company and its homes is located on its website.

Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, weather conditions, changes in general economic conditions, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition and other factors described in the Company’s Annual Report and Form 10-K for the year ended December 31, 2002. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

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